Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Solaris Oilfield Infrastructure, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-260289) and Form S-8 (No. 333-218043) of Solaris Oilfield Infrastructure, Inc. of our reports dated March 9, 2023, relating to the consolidated financial statements and the effectiveness of Solaris Oilfield Infrastructures, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/BDO USA, LLP

Houston, Texas

March 9, 2023